EXHIBIT 15.01


Accountant's Review Report


To the Board of Directors of DeMarco Energy Systems of America, Inc. (A Development Stage Company)

We have reviewed the accompanying balance sheet of Demarco Energy Systems of America, Inc. as of September 30, 2001 and the related statements of income and retained earnings and cash flows for the quarter then ended, in accordance with the Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Demarco Energy Systems of America, Inc.

A review consists principally of inquiries of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

Robnett & Company, P.C.
Austin, Texas

November 8, 2001